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                                                                    EXHIBIT (23)

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Dauphin Deposit Corporation

  We consent to incorporation by reference in the registration statements (Nos. 33-17401, 33-61848, 33-50172 and 2-73258) on Form S-8 of Dauphin Deposit
Corporation of our report dated January 28, 1994, relating to the consolidated balance sheets of Dauphin Deposit Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Dauphin Deposit Corporation.

                                          KPMG PEAT MARWICK

Harrisburg, Pennsylvania
March 2, 1994
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